Exhibit 1.04

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

CDC Software Acquires Leading Information Security Services and Technology Company in Australia

Acquisition Expands CDC Software’s IT Solutions and Services Portfolio and Geographic Reach in
the Asia-Pacific Region

HONG KONG, SYDNEY, AUSTRALIA, ATLANTA – May 01, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today the acquisition of a majority interest in Vectra Corporation, a leading provider of information security consulting services, managed services and enterprise security solutions. The acquisition provides a strategic fit into Praxa Australia, CDC Software’s consulting services company in Australia and significantly strengthens CDC Software’s position in the IT Security and Services market in the region.

Vectra is a leading provider of end-to-end technology solutions throughout the Asia-Pacific area. With operations headquartered in Adelaide and offices in Sydney and Singapore, Vectra has a team of more than 60 people that delivers information security services, managed services, outsourcing services and enterprise solutions to customers in Banking, Financial Services, Automotive and State and Federal Government Departments.

John Clough, chairman of Praxa comments, “The acquisition of Vectra is strategic to our CDC Software and Praxa operations in Australia since it enables us to broaden our already wide offerings with complementary services and solutions. Vectra has proven capabilities and large, satisfied customers. We are very excited to leverage their success and capabilities as we expand our portfolio into a broader suite of services.”

About Praxa
Praxa Limited is a leading Australian IT professional services provider to corporate and government market sectors. The company specializes in providing mission critical applications and managed services to enterprises. Praxa started trading in 1982 and is now the consulting services division of CDC Software in Australia. For more information, please visit www.praxa.com.au

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the additive and complementary nature of Vectra’s services to existing Praxa services, the success of integration efforts, the ability to accelerate growth through additional acquisitions and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the Australian IT services industry; the ability to integrate Vectra with the company’s operations, the ability to realize strategic objectives by taking advantage of cross-selling opportunities and customer satisfaction with the offered services. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.